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                                                                    EXHIBIT 4(b)

                               FEE WAIVER/EXPENSE

                            REIMBURSEMENT AGREEMENT

     THIS FEE WAIVER/EXPENSE REIMBURSEMENT AGREEMENT is signed as of __________ by Fund Asset Management, L.P., the Investment Adviser (the "Investment Adviser") of Master Large Cap Series Trust (the "Trust") and the Trust, on behalf of its series, listed in Exhibit A (each, a "Portfolio," and together, the "Portfolios").

     WHEREAS, the Portfolios invest all of their assets in the Trust;

     WHEREAS, the Investment Adviser desires to waive all or a portion of its fees and/or reimburse expenses of each Portfolio and the Trust;

     WHEREAS, the Investment Adviser understands and intends that the Trust will rely on this Agreement in preparing a registration statement on Form N-1A and in accruing the Trust's expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Trust to do so; and

     WHEREAS, shareholders of the Trust will benefit from the ongoing waivers and/or reimbursements by incurring lower Trust operating expenses than they would absent such waivers and/or reimbursements.

     NOW, THEREFORE, the Investment Adviser agrees to waive fees and/or reimburse expenses of the Trust or the Portfolios to the extent necessary to limit the ordinary annual operating expenses of each class of each Portfolio of the Trust to 1.50%. The relative amounts of the waiver of fees and reimbursement of expenses by the Investment Adviser will be determined by the Investment Adviser in its discretion, so long as the total ordinary expenses incurred by each Portfolio of the Trust do not exceed the amounts stated above. This contractual fee waiver and/or reimbursement shall be effective for the Trust's current fiscal year and for fiscal years thereafter unless the Investment Adviser shall notify the Trust of the termination of the contractual fee waiver and/or reimbursement not less than 30 days prior to the end of the then current fiscal year.
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     IN WITNESS WHEREOF, the Investment Adviser and the Trust have agreed to this Fee Waiver/Expense Reimbursement Agreement as of the day and year first above written.

                                FUND ASSET MANAGEMENT, L.P.



                                By:
                                    --------------------------------
                                    Name:
                                    Title:



                                MASTER LARGE CAP SERIES TRUST


                                By:
                                    --------------------------------
                                    Name:
                                    Title:

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Exhibit A

Individual Series of MASTER LARGE CAP SERIES TRUST

Master Large Cap Growth Portfolio
Master Large Cap Value Portfolio
Master Large Cap Core Portfolio

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